Exhibit 24

Cellular Biomedicine Group, Inc.

209 Perry Parkway, Suite 13

Gaithersburg, MD 20877 USA

Attention: Andrew Chan

August 11, 2020

Amendment Letter

Dear Sirs,

1.	We, Winsor Capital Limited, a company incorporated under the laws of the British Virgin Islands (the “Lender”), refer to:

(a)	a US$16,000,000 bridge loan agreement dated January 28, 2020 entered into between Cellular Biomedicine Group, Inc. as borrower (the “Borrower”) and the Lender (the “Loan Agreement”); and

(b)	a convertible promissory note issued by CBMG in favor of the Lender pursuant to the terms of the Loan Agreement, dated January 30, 2020 (the “Promissory Note”).

2.	Unless otherwise defined in this Letter, words and expressions defined in the Loan Agreement shall have the same meanings when used in this Letter.

3.	Pursuant to Section 5.7 (Amendment) of the Loan Agreement and Clause 9 (Modification; Waiver) of the Promissory Note, with effect from the date hereof:

(a)	Loan Agreement: the following paragraph shall be inserted as Section 1.4 into the Loan Agreement:

“Notwithstanding anything to the contrary contained in this Agreement, each tranche of the Loan under this Agreement shall only become due and payable on the earlier of (i) August 7, 2021, and (ii) the occurrence of an Event of Default (as defined in the Note) for so long as such Event of Default has not been remedied by the end of the applicable grace period as set out in Section 6 of the Note.”

(b)	Promissory Note: the definition of “Maturity Date” in the Promissory Note shall be amended and restated as follows:

“Maturity Date” means the earlier of:

(i)	August 7, 2021; and
(ii)	the occurrence of an Event of Default (as described in Section 6 below) for so long as such Event of Default has not been remedied by the end of the applicable grace period as set out in Section 6.

4.	Save as amended by this Letter, the provisions of the Loan Agreement and the Promissory Note shall continue in full force and effect.

5.	References in the Loan Agreement to “this Agreement” and references in the Promissory Note to “this Note” shall, unless the context otherwise requires, be construed as references to the Loan Agreement and the Promissory Note as amended by this Letter, respectively.

6.	The provisions of Section 5 (Miscellaneous) of the Loan Agreement, except Section 5.2 (Entire Agreement), shall be deemed to be incorporated in this Letter in full, mutatis mutandis.

[Signature page follows]

Please sign, date and return the enclosed copy of this Letter to signify your acceptance and acknowledgement of its terms and conditions.

Yours truly,

WINSOR CAPITAL LIMITED
as Lender

/s/ Ming Li
Name: Ming Li
Title: Director

[Signature Page to Amendment Letter]

Agreed and accepted:

CELLULAR BIOMEDICINE GROUP, INC.
as Borrower

/s/ Andrew Chan
Name: Andrew Chan
Title: Chief Legal Officer

[Signature Page to Amendment Letter]